GANNETT CO., INC.
                        Calculation of Earnings Per Share



                             Thirteen weeks ended
                        March 26, 1995  March 27, 1994
                        --------------  --------------

Net Income                $86,206,000     $78,711,000
                        ==============  ==============

Weighted average
 number of
 common shares
 outstanding              140,011,000     147,123,000
                        ==============  ==============

Net income
 per share                      $0.62           $0.54
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